Exhibit 3.1

DocuSign Envelope ID: 6E5C7CBE-A8B6-431F-8692-AD67E2678520

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☒ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Digital Ally, Inc. Entity or Nevada Business Identification Number (NVID): NV20222489894
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Series A Convertible Redeemable Date of Designation: 10/17/2022 No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * See attached.
8. Signature: (Required)	X DocuSigned by: Stanton E. Ross 1EE992D5629A4EC Signature of Officer Date: 04/05/2024

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 12/12/2022

DIGITAL ALLY, INC.

CERTIFICATE OF WITHDRAWAL

OF THE

CERTIFICATE OF DESIGNATIONS

OF THE

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

AND

SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

Digital Ally, Inc., a Nevada corporation (the “Corporation”), does hereby certify as follows:

First: Pursuant to the authority vested in the Board of Directors (the “Board of Directors”) of the Corporation by the Articles of Incorporation (as amended from time to time, the “Articles of Incorporation”), the Board previously adopted resolutions creating and authorizing the following series of preferred stock:

(i) 1,400,000 shares of Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”), subject to the Certificate of Designations for Series A Convertible Redeemable Preferred Stock (the “Series A Certificate of Designations”), as filed with the Secretary of State of the State of Nevada on October 17, 2022;

(ii) 100,000 shares of Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”), subject to the Certificate of Designation of Series B Convertible Redeemable Preferred Stock (the “Series B Certificate of Designation” and, together with the Series A Certificate of Designations, the “Certificates of Designations”), as filed with the Secretary of State of the State of Nevada on October 17, 2022.

Second: None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued pursuant to the Series A Certificate of Designations and none of the authorized shares of the Series B Preferred Stock are outstanding and none will be issued pursuant to the Series B Certificate of Designation.

Third: Pursuant to the authority conferred upon the Board of Directors pursuant to the Certificate of Incorporation, the Board of Directors adopted resolutions on April 5, 2024, approving the elimination of each of the Series A Preferred Stock and Series B Preferred Stock as set forth herein:

RESOLVED, that none of the authorized shares of each of the Series A Preferred Stock and Series B Preferred Stock are outstanding and none will be issued pursuant to the Certificates of Designations;

RESOLVED, that, upon filing the Certificate of Withdrawals with the Secretary of State of the State of Nevada, all matters set forth in the Certificates of Designations shall be eliminated from the Articles of Incorporation with respect to each of the Series A Preferred Stock and Series B Preferred Stock; and

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to prepare, execute and deliver to the Secretary of State of the State of Nevada the Certificate of Elimination as required by the Nevada Revised Statutes (the “NRS”) in order to effect the cancellation and elimination of each of the Series A Preferred Stock and Series B Preferred Stock, and any and all documents required to be filed therewith.

Fourth: In accordance with Section 78.1955(6) of the NRS, the Articles of Incorporation as effective immediately prior to the filing of this Certificate of Elimination is hereby amended to eliminate all references to each of the Series A Preferred Stock and Series B Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Withdrawal of the Series A Convertible Redeemable Preferred Stock and Series B Convertible Redeemable Preferred Stock of Digital Ally, Inc. has been executed by a duly authorized officer of the Corporation on this 5th day of April, 2024.

/s/ Stanton E. Ross
Stanton E. Ross Chairman and CEO

Signature Page to the Certificate of Withdrawal